SUMMIT FINANCIAL CORPORATION
                              POST OFFICE BOX 1087
                          937 NORTH PLEASANTBURG DRIVE
                        GREENVILLE, SOUTH CAROLINA 29602
                                 (864) 242-2265


                             SCHEDULE  14A  INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.    )

Filed  by  the  Registrant  [X]
Filed  by  a  Party  other  than  the  Registrant  [  ]

Check  the  appropriate  box:
[  ]     Preliminary  Proxy  Statement
[  ]     Confidential,  for  Use  of  the  Commission Only (as permitted by Rule
14a-6(e)(2))
[X]     Definitive  Proxy  Statement
[  ]     Definitive  Additional  Materials
[  ]     Soliciting  Material  Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12


     SUMMIT  FINANCIAL  CORPORATION
     (Name  of  Registrant  as  Specified  in  its  Charter)


     (Name  of  Person(s)  Filing Proxy Statement, if other than the Registrant)

Payment  of  Filing  Fee  (Check  the  appropriate  box):
[X]     No  fee  required.
[  ]     Fee  computed  on  table  below  per Exchange Act Rules 14a-6(I)(1) and
0-11.
     (1)  Title  of  each  class  of  securities  to  which transaction applies:

     (2)  Aggregate  number  of  securities  to  which  transaction  applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed  maximum  aggregate  value  of  transaction:

     (5)  Total  fee  paid:

[  ]     Fee  paid  previously  with  preliminary  materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount  Previously  Paid:

     (2)  Form,  Schedule  or  Registration  No.:

     (3)  Filing  Party:

     (4)  Date  Filed:

                          SUMMIT FINANCIAL CORPORATION
                              POST OFFICE BOX 1087
                          937 NORTH PLEASANTBURG DRIVE
                        GREENVILLE, SOUTH CAROLINA 29602
                                 (864) 242-2265

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 18, 2000

     The Annual Meeting of the shareholders of SUMMIT FINANCIAL CORPORATION (the "Company") will be held on Tuesday, April 18, 2000, at 10:00 a.m. at the Greenville Chamber of Commerce Board Room, 24 Cleveland Street, Greenville, South Carolina for the purpose of considering and acting upon:

1)     The election of three directors to the Board of Directors of the Company;

     2) The approval of the Summit Financial Corporation 1999 Incentive Stock Option Plan; and

3) Such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only those holders of record of the Common Stock of the Company at the close of business on March 10, 2000, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the Proxy promptly in the enclosed reply envelope. IF YOU ATTEND THE MEETING YOU MAY, IF YOU WISH,
WITHDRAW  YOUR  PROXY  AND  VOTE  IN  PERSON.

     Also enclosed is a copy of the Company's 1999 Annual Report to Shareholders.

                              BY  ORDER  OF  THE  BOARD  OF  DIRECTORS


                              /s/  J.  Randolph  Potter

                              J.  RANDOLPH  POTTER
                              PRESIDENT  AND  CHIEF  EXECUTIVE  OFFICER


March  20,  2000
Greenville,  South  Carolina

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE WHICH HAS BEEN PROVIDED SO THAT YOUR VOTE MAY BE RECORDED.

                          SUMMIT FINANCIAL CORPORATION
                              POST OFFICE BOX 1087
                          937 NORTH PLEASANTBURG DRIVE
                        GREENVILLE, SOUTH CAROLINA  29602
                                 (864) 242-2265

                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 18, 2000

                                  INTRODUCTION

A.     PURPOSE  OF  SOLICITATION  -  TERMS  OF  PROXIES
     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Summit Financial Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Tuesday, April 18, 2000, and any adjournment thereof, at the Greenville Chamber of Commerce Board Room, 24 Cleveland Street, Greenville, South Carolina, at 10:00 a.m. for the purposes set forth in the accompanying notice of the meeting. The enclosed Proxy is solicited BY AND ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS. The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of the Company's common stock, and normal handling charges may be paid for such forwarding service. Proxies will be solicited principally by mail, but Directors and regular employees of the Company may solicit Proxies in person or by telephone. It is anticipated that this Proxy Statement and the accompanying Proxy will first be mailed to shareholders on or about March 20, 2000.

B.     REVOCATION  OF  PROXY
     Any Proxy given pursuant to this solicitation may be revoked by any shareholder who attends the Annual Meeting and gives verbal notice of his or her election to vote in person, without compliance with any other formalities. In addition, any Proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering an instrument revoking it, or a duly executed Proxy bearing a later date, to the Secretary of the Company. If the Proxy is properly completed and returned by the shareholder and is not revoked, it will be voted at the Annual Meeting in the manner specified thereon. If the Proxy is returned without any choice being specified thereon, it will be voted FOR all the nominees named below; FOR the approval of the Summit Financial Corporation 1999 Incentive Stock Option Plan; and in the discretion of the Proxies on any other matter that may properly come before the Annual Meeting. The Company is not aware of any other matters to be proposed at the Annual Meeting.

C.     SHAREHOLDER  PROPOSALS
     From time to time, the Company's shareholders may present proposals which may be proper subjects for inclusion in the Company's proxy statements for consideration at the Company's annual meetings. To be considered for inclusion, shareholder proposals must be submitted on a timely basis. Proposals for the Company's next year annual meeting, which is tentatively scheduled for April 17, 2001, must be received by the Company no later than November 20, 2000, and any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company. In addition, if any shareholder's proposal is received after February 3, 2001, the Company's Proxies for the 2001 Annual Meeting may exercise discretionary authority with respect to such proposal at the 2001 Annual Meeting without any reference to such proposal being made in the proxy statement for such meeting.

D.     VOTING  SECURITIES  -  RECORD  DATE
     Only shareholders of record at the close of business on March 10, 2000 (the "Record Date"), are entitled to vote at the Annual Meeting, or any adjournment thereof. As of that date, the Company had outstanding and entitled to vote 3,393,700 shares of common stock, par value $1.00 per share (the "Common Stock"), held of record by approximately 408 persons. Each shareholder is entitled to one vote per share that he or she owns. The number of shareholders does not reflect the number of persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

                              ELECTION OF DIRECTORS
                              ITEM 1. ON THE PROXY

A.     GENERAL  INFORMATION
     Pursuant to the Company's Bylaws, the Board of Directors has, by resolution, fixed the number of Directors at ten persons. The Company's Bylaws provide for classification of the Directors into three classes, each class as nearly equal in number as possible. At the Annual Meeting, three Directors are to be elected for a term of three years, to hold office until their successors have been duly elected and qualified. All the nominees are currently serving as Directors and their terms will expire at the 2000 Annual Meeting. The nominees are as follows: C. Vincent Brown, John A. Kuhne and J. Randolph Potter.

     In 1999, each Director who was not an officer of the Company or of its subsidiaries, received a fee of $600 for each board meeting attended, and $100 for each committee meeting attended, except for the Chairman and Vice Chairman who received two times and one-and-one-half times, respectively, the standard attendance fees. The aggregate amount of all payments by the Company to Directors during 1999 was $79,000. There were no stock options granted to Directors during 1999 under the 1995 Summit Financial Corporation Non-Employee Stock Option Plan.


B. INFORMATION CONCERNING NOMINEES FOR DIRECTORS, CONTINUING DIRECTORS, AND EXECUTIVE OFFICERS
     The Board of Directors recommends the election as Directors of the nominees set forth in the table on the following page. All such persons are currently serving as Directors. Unless authority to vote with respect to the election of one or more Directors is "WITHHELD", the individuals named as Proxies will vote to elect as Directors the nominees listed in the table following. Directors are elected by a plurality of votes cast by the holders of the Company's Common Stock at a meeting in which a quorum is present. A "quorum" is a majority of the shares of the Company entitled to vote represented in person or by proxy. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Consequently, any shares not voted (whether by broker non-vote or otherwise) have no impact in the election except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR
                                                                             ---
THE  NOMINEES  FOR  DIRECTORS.

     As of March 10, 2000 there were no persons (as that term is defined by the Securities and Exchange Commission), other than Mr. Ivan E. Block, P.O. Box 5857, Greenville, South Carolina 29606, specified in the following table of Director information, who are known to the Company to be the beneficial owners of more than 5% of the Company's common stock. As of March 10, 2000, Mr. Block owned 232,853 shares, or 6.3%, of the Company's outstanding common stock. Mr. Block's holdings include exercisable options to purchase 13,401 shares of the Company's common stock granted under the 1995 Non-Employee Stock Option Plan.

     The following table sets forth the names, ages and present occupations of the nominees for Director of the Company, the Directors continuing in office, and named executive officers. It also sets forth the number of shares and percentage of outstanding shares of the Company's Common Stock beneficially owned, directly or indirectly, on March 10, 2000 by such nominees, continuing Directors, and named executive officers individually, and by Directors and executive officers of the Company as a group.

B. INFORMATION CONCERNING NOMINEES FOR DIRECTORS, CONTINUING DIRECTORS, AND EXECUTIVE OFFICERS - CONTINUED:



                                                           SHARES OF COMMON
                                                          STOCK BENEFICIALLY
                                                          OWNED; PERCENTAGE
                                                              OF COMPANY
                                    PRINCIPAL OCCUPATIONS;     DIRECTOR     COMMON STOCK
NAME  [AGE]     POSITIONS  WITH  THE  COMPANY     SINCE     OUTSTANDING          (1)
-----------     -----------------------------     -----     -----------


                                                NOMINEES FOR ELECTION AS DIRECTORS

                                                FOR THREE YEAR TERMS EXPIRING IN 2003
                                                -----------------------------------------
C. Vincent Brown  [60]                          President, Brown, Massey, Evans, McLeod &  1989   152,939   4.1%   (2)
                                                Haynsworth, Attorneys at Law, P.A.;
                                                Greenville, SC
                                                Chairman, Summit Financial Corporation

John A. Kuhne  [55]                             Private Investor; Greenville, SC           1989    61,461   1.7%   (4)
                                                Vice Chairman, Summit Financial Corporation

J. Randolph Potter  [53]                        President & CEO, Summit Financial          1989   145,370   3.9%   (5)
                                                Corporation; Greenville, SC

                                                DIRECTORS CONTINUING IN OFFICE

                                                    TERMS EXPIRING IN 2001
                                                ---------------------------------
Ivan E. Block  [54]                             Chairman & CEO, Crown Metro, Inc.;         1989   232,853   6.3%   (6)
                                                Greenville, SC

J. Earle Furman, Jr.  [52]                      President, NAI Earle Furman, LLC;          1989    70,014   1.9%   (3)
                                                Greenville, SC

T. Wayne McDonald  [60]                         Physician, Highlands Center for Women;     1989    72,495   2.0%   (3)
                                                Greenville, SC

                                                     TERMS EXPIRING IN 2002
                                                ----------------------------------
John W. Houser  [56]                            President, Piedmont Management of          1989    99,611   2.7%   (7)
                                                Fairforest, Inc.; Duncan, SC

Larry A. McKinney  [58]                         President & CEO, ElDeCo, Inc.;             1993   104,520   2.8%   (3)
                                                Greenville, SC
David C. Poole  [61]                            President, David C. Poole Co., Inc.;       1989   163,488   4.4%   (8)
                                                Greenville, SC
                                                Secretary, Summit Financial Corporation

George O. Short, Jr.  [67]                      Partner, Cherry, Bekaert & Holland LLP     1989    67,732   1.8%   (3)
                                                Greenville, SC
                                                     NAMED EXECUTIVE OFFICERS
                                                ----------------------------------
James B. Schwiers  [41]                         Executive Vice President & COO,            N.A.   106,828   2.9%   (9)
                                                Summit National Bank; Greenville, SC

Blaise B. Bettendorf  [37]                      Senior Vice President & CFO,               N.A.    93,402   2.5%  (10)
                                                Summit Financial Corporation;
                                                Greenville, SC

All Directors and executive                                                                     1,370,713  37.0%  (11)
officers as a group
(12 persons)


FOOTNOTES  TO  PRECEDING  TABLE:
(1) -     Beneficial owners have sole voting and investment powers with respect to the shares of stock included in the foregoing table.  Certain of these shares are held by corporations or retirement accounts controlled by the individual reporting.  Shares  presented  have been adjusted for the two-for-one stock split paid in August 1998 and all 5% stock distributions.  Percentage  is  based  on  3,393,700 shares of common stock of the Company outstanding as of March 10,
2000 and entitled to vote at the Annual Meeting, plus the number of shares that may be acquired within 60 days by each individual  (or  group  of  individuals)  by  exercising  options.
(2)  -     Includes  exercisable options to purchase 26,802 shares of common stock at from $4.38 - $5.88 granted under the  1995  Non-Employee  Stock  Option  Plan.
(3)  -     Includes  exercisable options to purchase 13,401 shares of common stock at from $4.38 - $5.88 granted under the  1995  Non-Employee  Stock  Option  Plan.
(4)  -     Includes  exercisable options to purchase 20,101 shares of common stock at from $4.38 - $5.88 granted under the  1995  Non-Employee  Stock  Option  Plan.
(5)  -     Includes  exercisable options to purchase 55,974 shares of common stock at from $4.38 - $6.48 granted under the  Incentive Stock Option Plan.  Does not include 1,470 shares held by a related party to which Mr. Potter disclaims beneficial  ownership.
(6)  -     Includes  exercisable options to purchase 13,401 shares of common stock at from $4.38 - $5.88 granted under the  1995  Non-Employee  Stock Option Plan.  Does not include 17,712 shares held by related parties to which Mr. Block disclaims  beneficial  ownership.
(7)  -     Includes  exercisable options to purchase 13,401 shares of common stock at from $4.38 - $5.88 granted under the  1995  Non-Employee  Stock  Option  Plan.  Does not include 2,440 shares held by related parties to which Mr. John
Houser  disclaims  beneficial  ownership.
(8)  -     Includes  exercisable options to purchase 13,401 shares of common stock at from $4.38 - $5.88 granted under the  1995  Non-Employee  Stock  Option  Plan.  Does  not include 586 shares held by a related party to which Mr. Poole disclaims  beneficial  ownership.
(9)  -     Includes  exercisable options to purchase 55,974 shares of common stock at from $4.38 - $6.48 granted under the  Incentive  Stock  Option  Plan.
(10)  -     Includes exercisable options to purchase 48,681 shares of common stock at from $4.38 - $6.48 granted under the  Incentive  Stock  Option  Plan.
(11)  -     Includes 301,339 shares of common stock subject to stock options exercisable within 60 days from March 10,
2000  held  by  the  Directors  and  executive  officers  of  the  Company  as  a  group.


C.     BUSINESS  EXPERIENCE  OF  NOMINEES  AND  CONTINUING  DIRECTORS

     C. VINCENT BROWN is an attorney and is president of Brown, Massey, Evans, McLeod and Haynsworth, Attorneys at Law, P.A., in Greenville, South Carolina where he has practiced tax and corporate law for over 30 years.

     JOHN A. KUHNE served as the president of Belk-Simpson Co. Department Stores from 1983 until its sale in 1998. He is currently a private investor.

     J. RANDOLPH POTTER is president and chief executive officer of the Company, Summit National Bank, and Freedom Finance, Inc., both wholly-owned subsidiaries of the Company. Prior to his joining the Company at its inception in May 1989, he had 11 years of banking experience with Southern Bank and Trust Company in Greenville, South Carolina.

     IVAN E. BLOCK has been chairman and CEO of the Crown Metro, Inc. group of companies, which are engaged in the production and supply of fine organic chemicals and specialty wood and floor coatings, for over 18 years. Mr. Block is also CEO of AXON Aerospace Coatings, Inc.

     J. EARLE FURMAN, JR. has been a realtor in Greenville, South Carolina, for over 25 years. He is president of NAI Earle Furman, LLC, a commercial and industrial real estate brokerage firm which he formed in 1986.

     T. WAYNE MCDONALD is a physician specializing in gynecology since 1970 in Greenville, South Carolina. He is currently associated with the Highlands Center for Women.

     JOHN W. HOUSER has been the president of Piedmont Management of Fairforest, Inc., a consulting firm, since 1981. He is a partner in Piedmont Brokerage and a partner in Universal Packaging. Both of these companies are involved in the manufacturing and sales of corrugated boxes.

     LARRY A. MCKINNEY is president and CEO of ElDeCo, Inc., an electrical contracting firm. Mr. McKinney founded the company in 1972.

     DAVID C. POOLE has been president of David C. Poole Co., Inc., a dealer in synthetic fibers and polymers, since 1973.

     GEORGE O. SHORT, JR. is a partner with Cherry, Bekaert & Holland, LLP since the 1999 merger of his firm, George O. Short & Associates, Certified Public Accountants, P.A., with Cherry, Bekaert & Holland. He has been a practicing certified public accountant for over 30 years.

     NOTE - Biographical information concerning the named executive officers of the Company is contained in Section III of this Proxy Statement.



D.     MEETINGS  AND  COMMITTEES  OF  THE  BOARD  OF  DIRECTORS
     The Board of Directors of the Company held four meetings during 1999. Each Director attended at least 75% of the Board and Committee meetings held by the Company except Mr. Larry A. McKinney.

     The Board of Directors has a standing Audit Committee comprised of the following Directors during 1999: J. Earle Furman, Jr. (Chairman), T. Wayne McDonald, Larry A. McKinney, and George O. Short, JrThe Audit Committee has the primary responsibility of (1) reviewing the audit plan and results of the audit engagement of the independent public accountants; (2) reviewing the scope and the results of the Company's procedures relating to internal controls and compliance reviews; (3) reviewing the Company's consolidated financial statements, reports from regulatory authorities on their examinations, and reports from external consultants on various work performed; and (4) recommending the appointment of the independent accountants. The Audit Committee reports its findings directly to the Board of Directors. The Audit Committee met three times during 1999.

     The  Executive  Committee is comprised of C. Vincent Brown (Chairman), John
A. Kuhne (Vice Chairman), David C. Poole (Secretary), J. Randolph Potter and one additional Director who rotates on a one year term. During 1999, Mr. John Houser sat on the Committee for the rotating position. The Executive Committee met 12 times during 1999.

     At the present time, the Company does not have standing nominating or compensation committees of the Board of Directors. However, the Executive Committee performs the functions of the nominating committee and the Executive Committee, exclusive of Mr. Potter, performs the functions of the Compensation Committee.

     In its capacity as nominating committee, the Executive Committee oversees the nominations for annual election of Directors. The Bylaws of the Company provide that any shareholder entitled to vote for the election of Directors may make nominations for the election of Directors only by giving written notice to the Company of such nominations at least 30 days prior to, and no more than 60 days prior to, the meeting at which Directors are to be elected.

                       EXECUTIVE OFFICERS AND COMPENSATION

A.     EXECUTIVE  OFFICERS

     Set forth below are the names, ages, titles, and descriptions of business experience of the executive officers of the Company.

     J. RANDOLPH POTTER, age 53, has been President and Chief Executive Officer of the Company since its incorporation in May 1989. From June 1986 until May 1989, Mr. Potter was vice president of administration and marketing for IH Services, Inc., a Greenville, South Carolina firm specializing in industrial maintenance. He served as executive vice president of Southern Bank and Trust Company in Greenville, South Carolina from 1985 to 1986. Prior to 1985, he held similar executive positions with Southern Bank and Trust Company.

     JAMES B. SCHWIERS, age 41, joined Summit National Bank, a wholly-owned subsidiary of the Company, as Executive Vice President in March 1990. He was promoted to Chief Operating Officer in 1997. Prior to joining Summit National Bank, Mr. Schwiers was a senior vice president and area executive for First Union National Bank.

     BLAISE B. BETTENDORF, age 37, joined the Company in February 1990 as Senior Vice President/Chief Financial Officer and Assistant Secretary/Treasurer. Prior to that, she was with the Greenville, South Carolina office of Price Waterhouse for six years and held the position of audit manager.

B.     REMUNERATION  OF  EXECUTIVE  OFFICERS

     The following table sets forth, for the years ended December 31, 1999, 1998 and 1997, the cash compensation paid by the Company and its subsidiaries, as well as other compensation paid or accrued for each of these years, to the chief executive officer and to each of the other most highly compensated executive officers (collectively the "Named Executive Officers") for services rendered in all capacities to the Company and its subsidiaries.



                                                   SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                            LONG-TERM COMPENSATION
                                         -------------------                            ----------------------
                                                                                       AWARDS           AWARDS
                                                                          OTHER    ---------------  --------------
                                                                          ANNUAL     RESTRICTED       SECURITIES     ALL OTHER
NAME AND                                                                 COMPEN-       STOCK          UNDERLYING      COMPEN-
PRINCIPAL POSITION              YEAR    SALARY ($) (1)   BONUS ($) (2)   SATION ($)   AWARDS ($)   OPTIONS/SARS (#)   SATION ($)
J. Randolph Potter,               1999  $       204,000  $       61,000         (3)      -                -          $46,928 (5)
President/CEO                     1998  $       190,000  $       50,000         (3)      -                -          $   87,022
                                  1997  $       173,250  $       50,000         (3)  $168,400 (4)         -          $   14,272

James B. Schwiers,                1999  $       140,000  $       40,000         (3)      -                -          $15,466 (7)
Executive Vice President/COO,     1998  $       129,600  $       38,000         (3)      -                -          $   15,745
Summit National Bank              1997  $       120,000  $       34,000         (3)  $126,300 (6)         -          $    7,743

Blaise B. Bettendorf,             1999  $       114,000  $       34,000         (3)      -                -          $13,646 (9)
Senior Vice President/CFO         1998  $       105,000  $       30,000         (3)      -                -          $   13,475
                                  1997  $        96,000  $       25,000         (3)  $105,250 (8)         -          $    8,080


FOOTNOTES  TO  PRECEDING  TABLE:
(1)  -     All  compensation,  including  fringe  benefits,  is  paid  by  Summit  National  Bank.
(2)  -     Reflects  bonuses  awarded  for  the  current  fiscal  year  which  were  paid  in  the  subsequent  year.
(3)  -     Certain amounts may have been expended by the Company which may have had value as a personal benefit to the executive officer.  However,  the total value of such benefits for any year presented did not exceed 10% of the annual salary and bonus of such  executive  officer.
(4)  -     Pursuant to the Company's Restricted Stock Plan, in 1997, Mr. Potter was awarded 18,522 (adjusted for the stock split and  distributions)  shares  of  the  Company's common stock.  This award was granted for nominal consideration and restrictions lapse 20% each year over a period of 5 years from the date of the award.  At December 31, 1999, Mr. Potter held 18,522 shares of restricted  stock,  the  market  value  of  which  was $222,264.  Also at December 31, 1999, restrictions on 7,409 shares of the restricted  stock  had  lapsed.  Dividends  are payable on the restricted stock to the extent paid on the Company's common stock generally.
(5) -     The amount for 1999 is comprised of (i) $10,000 contributed to the Company 401(k) Plan by the Company on behalf of Mr.
Potter  to  match fiscal 1999 pre-tax deferral contributions, all of which was vested; (ii) $8,635 in insurance premiums paid by the  Company  on behalf of Mr. Potter; and (iii) $28,293 which represents the accrued vested benefit to Mr. Potter of retirement benefits  pursuant  to  a  nonqualified  salary  continuation  agreement.
(6)  -     Pursuant  to  the  Company's  Restricted Stock Plan, in 1997, Mr. Schwiers was awarded 13,892 (adjusted for the stock split  and  distributions)  shares  of  the  Company's  common  stock.  This  award  was  granted  for nominal consideration and restrictions  lapse  20% each year over a period of 5 years from the date of the award.  At December 31, 1999, Mr. Schwiers held
13,892  shares  of  restricted  stock, the market value of which was $166,704.  Also at December 31, 1999, restrictions on 5,557 shares  of  the  restricted  stock had lapsed. Dividends are payable on the restricted stock to the extent paid on the Company's common  stock  generally.
(7)  -     The amount for 1999 is comprised of (i) $8,400 contributed to the Company 401(k) Plan by the Company on behalf of Mr.
Schwiers to match fiscal 1999 pre-tax deferral contributions, all of which was vested; (ii) $3,310 in insurance premiums paid by the  Company  on  behalf  of  Mr.  Schwiers;  and  (iii)  $3,756  which represents the accrued vested benefit to Mr. Schwiers of retirement  benefits  pursuant  to  a  nonqualified  salary  continuation  agreement.
(8)  -     Pursuant  to  the Company's Restricted Stock Plan, in 1997, Ms. Bettendorf was awarded 11,576 (adjusted for the stock split  and  distributions)  shares  of  the  Company's  common  stock.  This  award  was  granted  for nominal consideration and restrictions lapse 20% each year over a period of 5 years from the date of the award.  At December 31, 1999, Ms. Bettendorf held
11,576  shares  of  restricted  stock, the market value of which was $138,912.  Also at December 31, 1999, restrictions on 4,631 shares  of  the  restricted  stock had lapsed. Dividends are payable on the restricted stock to the extent paid on the Company's common  stock  generally.
(9)  -     The amount for 1999 is comprised of (i) $6,840 contributed to the Company 401(k) Plan by the Company on behalf of Ms.
Bettendorf  to match fiscal 1999 pre-tax deferral contributions, all of which was vested; (ii) $4,863 in insurance premiums paid by  the  Company  on behalf of Ms. Bettendorf; and (iii) $1,943 which represents the accrued vested benefit to Ms. Bettendorf of retirement  benefits  pursuant  to  a  nonqualified  salary  continuation  agreement.





                       AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR,
                                AND FISCAL YEAR-END OPTION/SAR VALUES


                                                                            (1)               (2)
                                                                         NUMBER OF
                                                                        SECURITIES         VALUE OF
                                                                        UNDERLYING        UNEXERCISED
                                                                        UNEXERCISED      IN-THE-MONEY
                                                                     OPTIONS/SARS AT     OPTIONS/SARS
                                                                         FY-END(#)       AT FY-END($)
                                     NUMBER OF
NAME AND                           SHARES ACQUIRED           $VALUE       EXERCISABLE/   EXERCISABLE/
PRINCIPAL POSITION                  ON EXERCISE            REALIZED      UNEXERCISABLE  UNEXERCISABLE
J. Randolph Potter,                      1,700  $               14,700       113,372/  $     903,500/
President/CEO                                                                 19,448   $     107,400

James B. Schwiers,                       1,000  $                9,400        84,523/  $     632,900/
Executive Vice President/COO                                                  19,448   $     107,400

Blaise B. Bettendorf,                      850  $                7,300        77,380/  $     595,100/
Senior Vice President/CFO                                                     14,586   $      80,600


(1)  -     Adjusted  for the two-for-one stock split paid in August 1998 and all stock distributions.
(2) -     "Value" is calculated as the market price of the underlying securities on December 31, 1999 minus  the  grant  price  which  ranges  from  $2.62 - $6.48 (as adjusted for the stock split and all distributions).  The  market price has been determined as the closing price of the Company's stock as quoted  on  the  NASDAQ  Small  Cap  Market,  which  was  equal  to  $12.00  on  December  31,  1999.


C.     EMPLOYEE  AGREEMENTS
     The Company has entered into substantially similar noncompetition, severance, and employment agreements (the "Agreement" individually) with J. Randolph Potter, James B. Schwiers, and Blaise B. Bettendorf (each an "Executive"). The Agreement is summarized below. However, this summary is qualified in its entirety by reference to the Agreement itself.

     Under the Agreement, the Executive is given duties and authority typical of similar executives and the Company is obligated to pay the Executive an annual salary determined by the Board, such incentive compensation as may become payable to the Executive under the Company's bonus plans, and certain other typical executive benefits. The provisions of the Agreement are to continue until such time as the Executive's employment is terminated as provided for in the Agreement. In the event the Executive voluntarily terminates his employment with the Company, the Company's obligations under the Agreement cease as of the date of such termination and the Executive is subject to a 12 month non-competition provision as defined in the Agreement. In the event that the Company shall terminate the Executive's employment without cause (as defined in the Agreement), the Company is obligated to continue monthly salary payments for a minimum period of 1 year up to a maximum of 3 years. The Executive is subject to a non-competition provision as defined in the Agreement for the entire period severance payments are made. In the event of a change in control as defined by the Agreement, the Executive is entitled to an amount equal to 3 times his annual base pay amount computed and paid over a three-year period as provided for in the Agreement. The Executive is subject to a non-competition provision as defined in the Agreement for a period of up to 3 years while his is receiving payments following a change in control.

     In addition, during 1998, the Company established a salary continuation plan pursuant to agreements with certain executives of the Company and its bank subsidiary. Under the Salary Continuation Agreements, an executive will be entitled to a stated annual benefit for a period of 20 years (i) upon retirement from the Company after attaining the age of 65, or (ii) upon the executive's death or disability, in which case the benefits would be payable immediately to the executive's beneficiary. If the executive's employment is terminated voluntarily or is terminated as a result of a change in control of the Company as defined in the agreement, a reduced annual benefit will be payable at the age of 65 pursuant to the early termination terms of the agreement. Mr. Potter, Mr. Schwiers and Ms. Bettendorf have entered into Salary Continuation Agreements with the Company that currently provide annual benefits at age 65 of $113,200, $29,562, and $21,624, respectively.

D.     COMPENSATION  COMMITTEE  REPORT
     Decisions with respect to the compensation of the Company's Named Executive Officers are made by the Executive Committee in its capacity as Compensation Committee (the "Committee"). During 1999, the following non-employee Directors served on the Committee: Mr. C. Vincent Brown, Mr. John A. Kuhne, Mr. David C. Poole, and Mr. John W. Houser. All decisions of the Committee relating to compensation are reviewed by the full Board of Directors. The report of the Committee presented below addresses the Company's compensation policies for 1999 with respect to Mr. Potter as CEO, as well as the Named Executive Officers as a group.

General  Compensation  Policies
-------------------------------
     The Company has no formal compensation plan. However, the Company's compensation programs and practices are designed to compensate executives for actions deemed to promote long-term shareholder value. These beliefs require that compensation arrangements be structured to: (1) provide competitive levels of compensation opportunity which are reflective of the degree of risk inherent in the Company's business plan and the contributions expected from senior executives; (2) integrate pay with the Company's business strategies, short-term and long-term performance goals, and results; (3) reward corporate performance achievements; and (4) recognize and reward individual initiative, responsibility and achievements. The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning managements' and shareholders' interest in the enhancement of shareholder value. Base salaries are set by the Board, after recommendation by the Committee, and are intended to reflect individual performance and responsibility and to represent compensation believed by the Committee to be appropriate if the Named Executive Officers perform in a fully acceptable manner. In setting base salaries, consideration is also given to compensation paid to executives of financial institutions and other public companies similar in size and character to the Company.

     The Committee has established a compensation package consisting of base salary, short-term incentive compensation in the form of cash bonuses based on the performance of the Company, long-term incentive compensation in the form of stock options and restricted stock awards which vest over five-year periods, and retirement benefits pursuant to salary continuation agreements with each officer.

Compensation  Paid  in  1999
----------------------------
     The Company's policy as to compensation of its executive officers, including the CEO, has to date been based upon level of performance in relation to the responsibilities and accomplishments incident to the individual's job description. In determining compensation, the Committee considers the progress made by the Company in laying a foundation for future revenue enhancements, income improvements, growth of the Company, quality of the loan portfolio, and growth of shareholder value.

     Compensation paid the Named Executive Officers in 1999 consisted of the following elements: base salary, bonus, matching contribution paid with respect to the Company's 401(k) Plan, certain insurance plan premiums, and benefits under the salary continuation agreements. Contributions made by the Company under the 401(k) Plan are made to all participating employees on a nondiscriminatory basis. The Company also has certain broad based employee benefit plans in which Named Executive Officers participate, as well as certain executive officer insurance plans. The value of these items is set forth in the Summary Compensation Table previous under "All Other Compensation." Named Executive Officers also may have received perquisites in connection with their employment. However, such perquisites totaled less than 10% of their cash compensation in 1999. Except for bonuses, the foregoing benefits and compensation are not directly or indirectly tied to Company performance.

     During 1999, total assets of the Company grew 12%, net income increased 27% and return on average assets and average equity increased 17% and 10%, respectively. The Company's nonperforming assets, past due loans, and net charge-off ratios all remained low in 1999 in comparison to peers as management continued to maintain high loan quality while achieving growth goals. Based on Company performance, the Named Executive Officers received bonuses for the 1999 year end totaling approximately 30% of their annual base salaries. All bonuses were determined on a subjective basis by the Committee.

Chief  Executive  Officer's  1999  Compensation
-----------------------------------------------
     Mr. Potter's 1999 compensation consisted of (1) a base salary; (2) a cash bonus; (3) certain perquisites including personal use of a company car (the total of all perquisites did not exceed 10% of his base salary and bonus); (4) premiums paid by the Company on behalf of Mr. Potter with respect to insurance not generally available to all Company employees; (5) vested amounts of retirement benefits pursuant to the nonqualified salary continuation agreement; and (6) the various forms of other compensation set forth above which were available generally to all employees. Mr. Potter's base salary of $204,000 for 1999 was determined by the Committee at the beginning of the year. It was based on (1) the Company's overall growth and strong performance during 1998 and (2) compensation levels of other chief executive officers from financial institutions and other public companies which the Committee believes to be comparable to Summit. Mr Potter's cash bonus for 1999 was determined based on a subjective evaluation by the Committee of the Company's performance factors during 1999.

     The Committee assessed that Mr. Potter had provided the Company with continued strong leadership in overseeing corporate growth and expansion for both Summit National Bank and Freedom Finance Inc. throughout 1998 and 1999.
This growth left the Company well positioned for continued increases in profitability measures. Other performance factors of particular significance to the Committee in determining Mr. Potter's 1999 salary increase were the Company's 1998 increases in total loans, assets, and shareholders' equity of 10%, 6%, and 17%, respectively, and the continued low percentage of nonperforming assets.

     The Committee awarded Mr. Potter a cash bonus for 1999 of $61,000. This compensation was based primarily on the Company's performance in 1999 when record earnings were reported. Net income for 1999 increased 27% from 1998. Further, during 1999, average earning assets increased over 7% to leave the Company well positioned for future increases in net income. Other performance factors considered related to the cash bonus to Mr. Potter, were the Company's increase in total loans of 13% during 1999; technology enhancements employed during 1999; the continued high asset quality as determined by all loan loss and nonperforming asset measures; and the continued growth and improved profitability of the Company's consumer finance subsidiary.

     COMPENSATION  COMMITTEE:

     C.  Vincent  Brown      David  C.  Poole
     John  A.  Kuhne         John  W.  Houser


E.     COMPENSATION  COMMITTEE  INTERLOCKS  AND  INSIDER  PARTICIPATION
     During  1999,  the  following persons served on the Compensation Committee:
Mr. C. Vincent Brown (Chairman), Mr. John A. Kuhne (Vice Chairman), Mr. David C. Poole (Secretary), and Mr. John W. Houser. Mr. Brown is a member of the law firm of Brown, Massey, Evans, McLeod, and Haynesworth, Attorneys at Law, P.AThis firm serves as general counsel for the Company and its subsidiaries. This firm receives payment for legal services provided in the normal course of business.

     Certain of the Directors who are members of the Compensation Committee, and members of the immediate family and affiliates of such Directors, have from time to time engaged in banking transactions with the Company's subsidiary bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by the Company's subsidiary bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

F.     STOCK  PERFORMANCE  GRAPH
     The following table provides a graphic comparison of the cumulative total shareholder return (calculated based upon the stock appreciation) on the Common Stock of the Company for the five year period from December 31, 1994 through December 31, 1999, as compared with the cumulative total return on the NASDAQ Market Index and a Company selected peer group over the same period. All cumulative returns assume an initial investment of $100 in each of the Company's shares, the NASDAQ Market Index and the peer group and the reinvestment of all dividends.

     For informational purposes, a copy of the actual graph will be provided Upon written request to the Company at the address included the FINANCIAL INFORMATION section below.



COMPANY               1994    1995    1996    1997    1998    1999
-------------------  ------  ------  ------  ------  ------  ------

Summit Financial
Corporation          100.00  117.65  134.61  241.05  296.69  257.91

Peer Group Index     100.00  135.63  165.25  272.11  262.48  207.70

Nasdaq Market Index  100.00  129.71  161.18  197.16  278.08  490.46


Note  regarding  the  preceding  graph:
--------------------------------------

The data included in the foregoing graph was prepared by Media General Financial Services. The peer group selected for the cumulative returns comparison is publicly traded Mid-Atlantic banks with total assets less than $250 million.
The following companies included in the comparative data for 1999 which have previously been in the peer group are: Bank of South Carolina; Carolina Southern Bank; Central Virginia Bankshares; Community Bankshares; Community Financial Corporation; First Georgia Holdings; First West Virginia Bancorporation; Golden Isles Financial Holdings; Marathon Financial Corporation; Southwest Georgia Financial Corporation; and Suburban Bancshares, Inc

Companies which meet the criteria to be included in the peer group for the first time in 1999 are: Abigail Adams National Bancorporation; Annapolis National Bancorporation; Capital Bank Corporation; Century Bancshares, Inc.; Cowlitz Bancorporation; Dearborn Bancorp Inc.; ECB Bancorp Inc.; Great Pee Dee
Bancorporation; Heritage Bancorp, Inc.; Shore Financial Corporation; Union Community Bancorporation.

The following institutions which were previously in the peer group, no longer meet the criteria for inclusion: American Bancshares; Britton & Koontz Capital Corp; Community Capital Corporation; Eufaula Banccorp, Inc.; FNB Financial Service; Merit Holding Corporation; Midsouth Bancorporation; Resource Bankshares Corporation; Savannah Bancorporation, Inc.; Security Bank Corporation; Security First Tech Corporation; and Summit Bank Corporation.



                  APPROVAL OF 1999 INCENTIVE STOCK OPTION PLAN
                              ITEM 2. ON THE PROXY

GENERAL
     On November 15, 1999, the Board of Directors of the Company adopted, subject to shareholder approval, the Summit Financial Corporation 1999 Incentive Stock Option Plan (the "1999 Plan" or "Plan"). The Company currently maintains the Incentive Stock Option Plan, approved in 1989, (the "1989 Plan") which provided for the grant of 762,307 (adjusted for all stock dividends and splits) options to eligible employees of the Company and its subsidiaries. Under the terms of the 1989 Plan, the Company can no longer issue stock option grants as of the October 1999 expiration date of the 1989 Plan. The granting of stock options has been an effective way for the Company to reward its current employees and attract and retain key personnel who provide services to the Company and its subsidiaries. The Company wishes to continue its stock option program. Therefore, the Board of Directors has adopted the 1999 Plan, subject to shareholder approval, to continue the Company's program of rewarding and motivating its employees with stock options.

     The following summary is a brief description of the material features of the 1999 Plan. This summary is qualified in its entirety by reference to the 1999 Plan document.

SUMMARY  OF  THE  1999  PLAN
     Type of Stock Option Grants. The 1999 Plan provides for the grant of incentive stock options ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     Administration. The Plan is administered by a committee of the Company's Board of Directors comprised of at least two non-employee directors (as defined in Section 16b-3 of the Securities Exchange Act of 1934) appointed by the Board. Subject to the terms of the Plan and resolutions of the Board, the committee interprets the Plan and is authorized to make all determinations and decisions thereunder. The committee and/or the full Board determines the participants to whom stock options will be granted and the amount of stock options that will be granted to each.

     Participants. All officers and other employees of the Company and its subsidiaries are eligible to participate in the Plan. As of March 10, 2000, there were approximately 75 eligible employees.

     Number of Shares of Common Stock Available. On the date the Board of Directors adopted the Plan, the Company reserved 215,000 shares of the Company's common stock (subject to adjustment as provided for in the Plan) for issuance under the Plan in connection with the exercise of options. Shares of common stock to be issued under the Plan may be either authorized but unissued shares, or reacquired shares held by the Company in treasury. Any shares subject to award which expire or are terminated unexercised will again be available for issuance under the Plan.

     Stock Option Grants. The exercise price of each ISO will not be less than the fair market value of the common stock of the Company on the date the ISO is granted. The aggregate fair market value of the shares for which ISOs granted to any employee under the Plan or any other stock option plan of the Company may be exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and its subsidiaries) may not exceed $100,000.

     Options may be exercised in whole or in part. The exercise price of an option may be paid for with previously owned common stock (i.e. held more than six months), or with cash or cash equivalent acceptable to the Company.

     Options may be exercised during the optionee's lifetime, and after death, only by the optionee's beneficiary or estate, as appropriate. Options granted are exercisable for a period of ten years from the date of grant and become exercisable at a rate of 20% per year on each of the first five anniversaries of the date of grant. Vesting may be accelerated in certain circumstances of death, disability, or as specified in the Plan.

     Effect of Change in Control. In the event of a change in control (as defined in the Plan) of the Company, each outstanding stock option grant will become fully vested and immediately exercisable. In addition, in the event of a change of control, the Plan provides for the cash settlement of any outstanding stock option if provision is not made for the assumption of the options in connection with the change in control.

     Term of the Plan. The Plan was effective on November 15, 1999, subject to approval by the shareholders of the Company. This Plan shall expire on the tenth anniversary of the effective date and no Options shall be granted pursuant to the 1999 Plan after November 15, 2009.

     Amendment of the Plan. The Plan allows the Board to amend the Plan without shareholder approval unless such approval is required to comply with a tax law or regulatory requirement or as otherwise required by the Plan.

     Certain Federal Income Tax Consequences. The following brief description of the tax consequences of stock options granted under the Plan is based on federal income tax laws currently in effect and does not purport to be a complete description of such federal income tax consequences.

     There are no federal income tax consequences to the optionee or the Company upon the grant of an ISO. On the exercise of an ISO during employment or within 30 days thereafter, the optionee will not recognize any income and the Company will not be entitled to a deduction, although the excess of the fair market value of the shares on the date of exercise over the option price is included in the optionee's alternative minimum taxable income, which may give rise to alternative minimum tax liability for the optionee. Generally, if the optionee disposes of shares acquired upon exercise of an ISO within two years of the date of grant or one year of the date of exercise, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the shares of the date of exercise over the option price (limited generally to the gain on sale). The balance of the gain or loss will be treated as a capital gain or loss to the optionee. If the shares are disposed of after the two year and one year periods mentioned above, the Company will not be entitled to any deduction, and the entire gain of loss for the optionee will be treated as a capital gain or loss.


NEW  PLAN  BENEFITS:



                      SUMMIT  FINANCIAL  CORPORATION
                    1999  INCENTIVE  STOCK  OPTION  PLAN


Name and Position                     Dollar Value ($)  Number of Units
------------------------------------  ----------------  ---------------
J. Randolph Potter,
  President/CEO                               -                 -

James B. Schwiers,
  Executive Vice President/COO                -                 -

Blaise B. Bettendorf,
  Senior Vice President/CFO                   -                 -

Executive group                               -                 -

Nonexecutive director group                   -                 -

Non-executive officer
employee group                               (1)              11,300


(1) - Options were conditionally granted by the Board in fiscal year 1999 at option prices ranging from $11.13 - $12.75. The market value of the stock was $12.00 at December 31, 1999. The dollar value of the stock options granted is not determinable until options become exercisable.


BOARD  OF  DIRECTORS  RECOMMENDATION
     The 1999 Plan is subject to the approval of the shareholders of the Company. The affirmative vote of a majority of the votes cast at the Annual Meeting is required for approval of this proposal. Consequently, abstentions and broker non-votes will have no effect on the voting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 1999 INCENTIVE STOCK OPTION PLAN.


                              CERTAIN TRANSACTIONS

     Certain of the executive officers and Directors of the Company, and members of the immediate family and affiliates of such persons, have from time to time engaged in banking transactions with the Company's subsidiary bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by the Company's subsidiary bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP has served as the independent accountants of the Company since its organization in 1989. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so. The Board of Directors has selected KPMG LLP as the independent public accountants for the Company for the year ending December 31, 2000.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than 10% of the Company's common stock, to file with the Securities and Exchange Commission (the "SEC") reports of ownership and changes in ownership of the Common Stock. Officers, Directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that, during 1999, all filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with, except that Mr. Schwiers filed late one report covering one transaction.


                              FINANCIAL INFORMATION

     A copy of the Company's 1999 Annual Report to Shareholders is enclosed with this Proxy Statement. SHAREHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION (FORM 10-K) BY SUBMITTING A WRITTEN REQUEST TO:

                          Summit Financial Corporation
                  Blaise B. Bettendorf, Chief Financial Officer
                              Post Office Box 1087
                        Greenville, South Carolina 29602


                                  OTHER MATTERS

     The Board of Directors and management of the Company knows of no matters other than those stated above that are to be brought before the 2000 Annual Meeting. However, if any other matter should be presented for consideration and voting at the 2000 Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.



     BY  ORDER  OF  THE  BOARD  OF  DIRECTORS


      /s/ J. Randolph Potter


     J.  RANDOLPH  POTTER
     PRESIDENT  &  CHIEF  EXECUTIVE  OFFICER


March  20,  2000
Greenville,  South  Carolina

APPENDIX    -  FORM  OF  PROXY


                                     PROXY

                         SUMMIT FINANCIAL CORPORATION
                          937 No. Pleasantburg Drive
                             Post Office Box 1087
                       Greenville, South Carolina  29602
                                (864) 242-2265

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS IN CONNECTION WITH Annual Meeting of the Shareholders of SUMMIT FINANCIAL CORPORATION (the"Company"). The undersigned hereby appoints Blaise B. Bettendorf and James B. Schwiers, or either of them, as Proxies of the undersigned, with full power of substitution to vote, as designated on the reverse side of this proxy, the number of shares of common stock of the Company held of record by the undersigned on March 10, 2000 on the proposals set forth on the reverse and described in the accompanying proxy statement at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 18, 2000, at 10:00 a.m. at the Greenville Chamber of Commerce Board Room, 24 Cleveland Street, Greenville, South Carolina.

THIS PROXY WILL BE VOTED AS DIRECTED. IF YOU EXECUTE AND RETURN THIS PROXY BUT DO NOT SPECIFY OTHERWISE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES, FOR PROPOSAL 2 LISTED ON THE REVERSE, AND IN THE PROXIES' DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.
THIS  PROXY  IS  REVOCABLE  PRIOR  TO  ITS  EXERCISE.



(1) To elect three directors to the Board of Directors for terms of three years and thereafter until their successors are duly elected and qualified; FOR ALL NOMINEES (except as indicated to the contrary below) [ ]
WITHHOLD  AUTHORITY  to  vote  for  nominees  listed  below    [        ]
NOMINEES:   C. Vincent Brown; John A. Kuhne; J. Randolph Potter

INSTRUCTIONS:  To withhold authority to vote for any individual nominee, write
that  person's    name(s)  below.


(2)    To  approve the Summit   Financial  Corporation  1999  Incentive Stock
Plan;
FOR  [    ]                      AGAINST [  ]               ABSTAIN [  ]


(3)    To  transact such other business as may properly come before the Annual
Meeting  or  any    adjournment  thereof.


Only those holders of record of the Common Stock of the Company at the close of business on March 10, 2000, are entitled to notice of and the vote at
the  Annual  Meeting  or  any    adjournment    thereof.

A Proxy Statement is enclosed herewith. Please sign, date and return this Proxy promptly in the enclosed envelope. IF YOU ATTEND THE MEETING YOU MAY,
IF  YOU  WISH,    WITHDRAW  YOUR  PROXY  AND  VOTE  IN  PERSON.

Signature:                                                       Date:
Signature    (if    held    jointly):                            Date:

NOTE: Your signature should correspond with your name as it appears hereon. Joint owners should each sign. When signing for a corporation or partnership or an agent, attorney, executor, administrator, trustee, or guardian, please set forth full title as it appears hereon.